NSAR ITEM 77C


Van Kampen American Capital Intermediate Term High Income Trust


(a) An Annual Meeting of Shareholders was held on May 23, 1996 and a Special Meeting of Shareholders was held on October 23, 1996.


(b) The election of Trustees of Van Kampen American Capital Intermediate Term High Income Trust (the "Fund") at the Annual Meeting of Shareholders on May 23, 1996 included:


        David C. Arch

        Howard J Kerr

        Dennis J. McDonnell


(c)     The following were voted on at the May 23, 1996 meeting:


        1)     Election of Trustees


               David C. Arch         For  11,933,609     Withheld  195,989

               Howard J Kerr         For  11,929,539     Withheld  200,059

               Dennis J. McDonnell   For  11,929,331     Withheld  200,267


        2) To Ratify the Selection of Ernst & Young LLP as Independent Auditors for its Current Fiscal Year.

               For     11,913,260               Against     11,689


        The following were voted on at the October 29, 1996 meeting:


        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     10,647,888               Against     263,422


        2)     Approval of amendment to the Fund's Declaration of Trust

               For      6,581,694               Against     263,422


        3) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

               For     3,359,054               Against     240,799